EXHIBIT 10.24

This document affects your legal rights. You are advised to consult with an attorney or other counsel of your choice prior to signing this Agreement.

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is entered into between Merit Medical Systems, Inc., a Utah corporation (“Employer”), and Rashelle Perry (“Employee”) (Employer and Employee may hereinafter be referred to individually as “Party” and, collectively, as “Parties”).
Recitals
WHEREAS, Employee has been employed as the Chief Legal Officer by Employer;
WHEREAS, the Parties have agreed that Employee’s employment with Employer will terminate, and the Parties desire to set forth their respective rights and obligations in respect of Employee’s separation from Employer, to be effective December 1, 2015 (the “Termination Date”); and
WHEREAS, by this Agreement, and the sums paid to or for the benefit of Employee hereunder, Employer and Employee intend to mutually resolve any and all disputes of any kind or character, if any, between them, including without limitation any and all disputes arising from or related to Employee’s employment with Employer or any Affiliate (as defined below), the termination of that employment, or otherwise.
Agreement
NOW, THEREFORE, in consideration of the promises set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree to the following terms and conditions, including the recitals by this reference:
1.Additional Definition
Affiliate: As used herein, the term “Affiliate” shall mean and refer to any officer, director, shareholder, member, employee, and/or agent of Employer; and/or any subsidiary, division, or affiliate of Employer; and/or any entity in which Employer owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part); and/or any individual or entity that owns, directly or indirectly, a legal or beneficial interest (whether in whole or in part) in Employer.
2.    Resignation as Employee, Officer and Director. Employee hereby resigns as an employee, officer and directorof Employer and of any Affiliate.

3.    Separation Benefits. In exchange for Employee’s execution of and compliance with this Agreement and the releases contained herein, Employer shall pay to or for Employee’s benefit the following:

a.Base Pay Sum. The total one-time lump sum payment of Six Hundred Thousand and no/100 Dollars ($600,000.00). Said payment shall be made on the first regular payday immediately following the expiration of the 7-day revocation period set forth in Section 4 below or January 7, 2016, whichever is later.
b.2015 Calendar Year Bonus. In addition to the Base Pay Sum referenced above, Employer shall also pay Employee a bonus for the calendar year 2015 in an amount no less than Sixty Thousand and no/100 Dollars ($60,000.00). Said amount shall be due and payable at the same time in 2016 as Employer pays the 2015 calendar year bonus to its other executive-level employees but in no event later than March 15, 2016.
c.Benefits. If Employee properly elects continuation coverage under Employer’s group medical and/or dental insurance plan pursuant to Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), Employer will pay that portion of the premium (excluding Employer HSA contributions) which Employer paid on behalf of Employee and Employee’s enrolled family members prior to the Termination Date through the earlier of (i) 18 months after the Termination Date; (ii) the date

Employee first becomes eligible for coverage under any group health plan maintained by another employer of Employee or Employee’s spouse; or (iii) the date such COBRA continuation coverage otherwise terminates as to Employee under the provisions of Employer’s group medical and/or dental insurance plan. Nothing herein shall be deemed to extend the otherwise applicable maximum period in which COBRA continuation coverage is provided or supersede the plan provisions relating to early termination of such COBRA continuation coverage. Employee is responsible to ensure payment of Employee’s share of the portion of the premium, if any, to the COBRA Administrator, as defined by the terms of the applicable group health plan(s), by the 1st day of each month.
Payment of any monies to or on behalf of Employee under this Section 3 shall be subject to all applicable federal, state, and local payroll withholding taxes.
4.     Review and Revocation. Employee acknowledges and agrees that Employee has twenty-one (21) days from the date Employee receives this Agreement to consider the terms of and to sign this Agreement. Employee may, at Employee’s sole and absolute discretion, sign this Agreement prior to the expiration of the above review period.

Employee may revoke this Agreement for a period of up to 7 days after Employee signs it (not counting the day it was signed) and acknowledges that the Agreement shall not become effective or enforceable until the 7-day revocation period has expired. To revoke this Agreement, Employee must give written notice stating that Employee wishes to revoke the Agreement to Louise Bott, Vice President, Global Human Resources and Organizational Development, Merit Medical Systems, Inc., 1600 West Merit Parkway, South Jordan, UT 84095, Telefax: 801-253-6963. Any notice stating that Employee wishes to revoke this Agreement must be faxed (with fax delivery confirmation), emailed (with a reply confirmation from Louise Bott), hand-delivered, or mailed (with confirmation of delivery) to Employer, as set forth in this paragraph, in sufficient time to be received by Employer on or before the expiration of the 7-day revocation period.
5.    Release of All Claims by Employee. In consideration for the payment stated in Section 3 and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee, for Employee and Employee’s heirs, assigns, and all persons and entities claiming by, through, or under Employee, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold harmless Employer and its Affiliates (hereinafter referred to, both individually and collectively, as “Releasees”) of and from any and all claims, liabilities, charges, demands, grievances, lawsuits, and causes of action of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Employee has, had, or may claim to have against Releasees (hereinafter collectively referred to as "Claim(s)").

The release, discharge, and agreement to hold harmless set forth in this Section 5 includes, without limitation, any Claim(s) that Employee had, has, or may claim to have against Releasees:

a.
for wrongful or constructive discharge or termination, negligent or intentional infliction of emotional distress, breach of express or implied contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, promissory estoppel, detrimental reliance, retaliation, tortious interference with contract or prospective economic advantage, invasion of privacy, whistleblower protection, hostile work environment, personal injury (whether physical or mental), or any other Claim(s), whether arising in tort or in contract;

b.
for discrimination, hostile work environment / harassment, retaliation, or otherwise arising under federal, state, or local law, including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, all claims under Titles 29 and 42 of the United States Code, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or any other federal, state, or local law prohibiting discrimination, harassment, or retaliation on the basis of race, color, national origin, religion, age, sex, sexual orientation, gender identity, disability, veteran status, or any other protected group status;

c.
for discrimination, hostile work environment / harassment, retaliation, or otherwise arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act arising on or before the date of this Agreement; and/or

d.	arising under the Employee Retirement Income Security Act (“ERISA”);

e.	arising under the Family and Medical Leave Act (“FMLA”);

f.
arising under any Utah state or local law, including without limitation, the Utah Antidiscrimination Act, the Utah Minimum Wage Act, the Utah Employment Selection Procedures Act, and the Utah Occupational Safety and Health Act;

g.	arising under the Dodd-Frank Wall-Street Reform and Consumer Protection Act or other whistleblower protection to the full extent allowed by law;

h.	for unpaid wages, bonuses, commissions, or other compensation of any type or kind to the full extent allowed by law;

i.	for attorney’s fees and/or costs; and/or

j.	for any other Claim(s) in any way related to or arising out of Employee’s employment with Employer or the termination of that employment.
Nothing in this Agreement waives or releases Employee’s rights under this Agreement, or Employee’s rights, if any, to (i) continue Employee’s participation in Employer’s employee health benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan, (ii) any vested rights that Employee may have under any employee pension or welfare benefit plan in which Employee participated as an employee of Employer, (iii) any claims Employee has or may claim to have for worker’s compensation or unemployment benefits, and/or (iv) any claims that are non-waivable by law.
6.    Release of All Claims by Employer. Excluding claims for breach of enforcement of this Agreement , Employer does hereby irrevocably and unconditionally release and forever discharge, any and all claims, causes of action, obligations, liabilities, demands and indebtedness of any nature whatsoever against Employee which Employer has or had against Employee arising out of or by reason of any cause, matter or thing whatsoever existing as of the date of this Agreement, whether known to Employer at the time of execution of this Agreement or not, including without limitation, any claims arising out of, or relating in any manner whatsoever to, the employment of Employee by Employer, and including without limitation claims for contribution, subrogation, or indemnification, whether direct or indirect, liquidated or unliquidated, known or unknown, which Employer has, had, or may claim to have against Employee.

7.    Exclusion for Certain Claims.    Notwithstanding the foregoing, Employer and Employee agree that the release set forth in Section 5 above shall not apply to any claims arising after the date Employee signs this Agreement, nor shall anything herein prevent Employee or Employer from instituting any action to enforce the terms of this Agreement. The Parties agree and acknowledge that the release and waiver set forth in Section 5 above shall not prevent Employee from filing a charge of discrimination with or from participating or otherwise cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Utah Antidiscrimination and Labor Division, or any other comparable federal, state, or local agency relating to any claim or allegation of unlawful discrimination, harassment or retaliation. Notwithstanding the foregoing, Employee agrees that, to the full extent allowed by law, Employee is not entitled to and hereby waives any right to recover compensation, damages, or any other form of relief of any type or kind and/or reinstatement to employment that may be awarded or ordered by any court or administrative agency to or for Employee’s benefit arising from or relating to any Claim(s) released by Employee under this Agreement. Employee further specifically acknowledges and agrees that Employee is waiving, on behalf of Employee and Employee’s attorneys, all claims for fees and expenses and court costs for Claim(s) released by Employee under the Agreement.

8.    Full and Complete Release. The Parties understand and agree that each is releasing and waiving any Claim(s) against the other that either Party does not know exists or may exist in that Party’s favor at the time the Party signs this Agreement which, if known by either Party, would materially affect that Party’s decision to sign this Agreement. Nonetheless, for the purpose of implementing a full and complete release of all Claim(s), the Parties expressly acknowledge that the releases set forth in Sections 5 and 6 are intended to include, without limitation, all Claim(s) that the Party does not know or suspect to exist in that Party’s favor and that the releases set forth in Sections 5 and 6 includes the release and extinguishment of any such Claim(s).

9.    Indemnification. To the extent permitted by applicable law and the charter documents of Employer, as such documents may be amended (provided, however, that any such amendment shall not disproportionately affect

Employee), Employer shall indemnify, hold harmless and defend Employee from and against any and all claims, liabilities, causes of action, losses, costs and expenses (including attorney’s fees) which are asserted against Employee and arise out of or are related to Employee’s service as an employee, officer, director, and/or attorney to Employer or any Affiliate of Employer. Employee shall notify Employer in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment or other document relating to any proceeding or other matter which may be subject to indemnification covered hereunder and with respect to which Employee intends to seek indemnification or advancement of expenses as soon as reasonably practicable following the receipt by Employee thereof. In the event Employer may be obligated to make any indemnity under this Section 9, Employer shall be entitled to assume the defense of such lawsuit or other proceeding with counsel approved by Employee, which approval shall not be unreasonably withheld.

10.    Return of Goods to Employer. Employee covenants and warrants that Employee has returned to Employer (i) all documents or other information about Employer, including without limitation confidential or proprietary information (whether developed by Employee or by any other employee of Employer), (ii) all electronic equipment and electronic information storage devices (e.g., computers, cellular phones, PDAs, zip drives, thumb drives, disks, etc.), and (iii) company credit cards, office keys, etc. that Employee obtained or that were made available to Employee as a consequence of Employee’s employment with Employer and/or that contain confidential or proprietary information about Employer or that otherwise are the rightful property of Employer.

11.    No Other Representations.    Employee represents and warrants that no promise or inducement has been offered or made except as herein set forth and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by any other Party hereto, or any person(s) acting on any Party’s behalf.

12.    Protection of Attorney-Client Communication. During her employment with Employer, Employee performed legal services as an attorney for and on behalf of Employer and/or its Affiliates. During the course and scope of performing such duties, Employee had access to and/or learned confidential and other information regarding Employer and/or its Affiliates. Employee understands that neither Employer nor its Affiliates waives the attorney-client privilege with respect to any information learned or acquired by Employee in the course of her employment with Employer or in the course of rendering legal advice and services to Employer and/or its Affiliates. Employee acknowledges her continuing obligation to keep confidential any and all information that she acquired or learned as a result of her employment with Employer or in the course of rendering legal advice to Employer or its Affiliates and in all other respects to comply with her obligations, both current and continuing, as an attorney for Employer and/or its Affiliates. and Employee shall not breach her obligation with respect to any such documents or information protected by the attorney-client privilege or the attorney work product doctrine except as otherwise ordered by a court of competent jurisdiction and then only after Employee has provided the notice required in this Section 12, as set forth below.

Upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, or other document requiring her to produce documents or appear to give testimony at any deposition, trial, administrative proceeding, or other legal proceedings or otherwise to provide information that relates in any respect to Employer or any of its Affiliates, Employee shall promptly notify General Counsel for Employer. Employer may then take steps, as it deems appropriate, to protect the legitimate business interests of Employer or of any Affiliate, including without limitation any documents or information protected by the attorney-client privilege or the attorney work product doctrine.
13.    Covenant of Confidentiality.

a.
Except as permitted pursuant to subparagraph b., below, Employee agrees that, as a material term of this Agreement and to protect the goodwill, the Confidential Information (as defined below), and the business of Employer, Employee shall not, from and after the date of this Agreement , without the express, prior written consent of the President of Employer: (i) ever reveal, disclose, furnish, make accessible, or disseminate any of Employer’s Confidential Information or any other matter concerning the business affairs of Employer or of any customer or vendor of Employer or (ii) ever use or exploit any of Employer’s Confidential Information or any other matter concerning the business affairs of Employer or of any customer or vendor of Employer for the personal and/or financial use, gain, or benefit of Employee or of any other person or entity or for any other purpose.

For purposes of this Agreement, "Confidential Information" means names, addresses, telephone numbers, contact persons, and other identifying and confidential information about persons, firms, corporations, and/or other entities that are or become customers, accounts, licensors, vendors, and/or suppliers of goods or services to or of Employer; customer lists; details of client or consultant contracts; details of customer usage; non-public pricing policies; operational methods; marketing plans or strategies; product and program developments and plans; research projects; technology and technical processes; business acquisition plans; methods of production; inventions; improvements; designs; original works of authorship; derivative works; formulas; processes; compositions of matter; computer software and related information, including without limitation programs, code, concepts, methods, routines, formulas, algorithms, designs, specifications, architectures, or inventions embodied therein, as well as all data, documentation, and copyrights related thereto; patent applications; databases; mask works; trade secrets; know-how; ideas; service marks; planned or proposed Website ideas and plans, including but not limited to look and feel; and other intellectual property or proprietary information rights and any and all rights, applications, extensions and renewals in connection therewith (either proposed, filed, or in preparation for filing); and financial information and general confidential business information of Employer. Such information is confidential and unique, not generally known in the industry, and gives Employer a competitive advantage and significantly enhances Employer's goodwill.
Notwithstanding the foregoing, Confidential Information excludes information not protected by trademark, copyright, patent, or other similar state, federal, or worldwide protection and that, through no fault of Employee, is generally known to the public, is generally employed in the medical device or equipment manufacturing industry at or after the time Employee first learns of such information, or generic information or knowledge which the Employee would have learned in the course of similar employment or work elsewhere in the medical device or equipment manufacturing industry; provided, however, that Employee shall bear the burden of proving that any information disclosed or used by Employee does not meet the definition of Confidential Information set forth above and/or that the disclosure or use of Confidential Information occurred through no fault of Employee.

b.
Nothing in this paragraph 14 shall preclude Employee from making disclosures required by federal, state, or local law or regulation, or by a lawfully issued subpoena, or by the Utah Rules of Professional Conduct; provided, however, that nothing in this Section 14.b. shall act as a waiver of the attorney-client privilege or the attorney work product doctrine..

14.    Agreement Confidential. Except as required by federal, state or local law or regulation, or by a lawfully issued subpoena, or by the Utah Rules of Professional Conduct, Employee agrees that Employee shall not disclose the terms of this Agreement . Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to Employee’s spouse, attorney, and/or tax advisor. If Employee discloses the terms of this Agreement to Employee’s spouse, attorney, and/or tax advisor, Employee will advise such person that, as a condition of such disclosure, such person must not disclose the terms of this Agreement except to the extent required by law. In addition, the Parties agree that Employee may disclose this Agreement to the appropriate state or federal agency consistent with Section 7.

15.    Remedies. Employee agrees that a breach or threatened breach of Sections 12, 13, or 14 of this Agreement will result in immediate and irreparable injury to Employer. Employee, therefore, agrees that in the event of a breach or threatened breach of Sections 12, 13, or 14 of this Agreement, in addition to any other remedy that Employer may have under this Agreement or applicable law, Employer shall be entitled to an injunction, temporary restraining order or other equitable relief restraining Employee from such breach. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies for such breach or threatened breach.

16.    Forfeiture of Consideration. Employee acknowledges and understands that the provisions of Sections 12, 13, and 14 are each a material term of this Agreement and that Employer would not be willing to enter into this Agreement if it did not include the obligations set forth herein. Therefore, if Employee breaches the terms of Sections 12, 13, and 14, then Employee agrees that Employer, in its sole discretion, may require that Employee repay to Employer some or all of the money paid by Employer to Employee under Section 3 above. In addition, Employee will remain liable for any actual damages suffered by Employer or any Affiliate arising from or relating to Employee’s breach of the terms of Sections 12, 13, and 14.

17.    Wages and Other Compensation Paid in Full. Except as specifically set forth in Section 3 above, Employee acknowledges and agrees that Employee has received all monies due and owing to Employee from Employer, including without limitation any monies due and owing for wages (including without limitation overtime), accrued but unused vacation benefits, bonuses, or otherwise and that Employee has no claim against Employer whatsoever for the payment of any further wages (including without limitation overtime), bonuses, commissions, vacation benefits, or other monies except as specifically set forth in Section 3.

18.    Section 409A.
a.     It is intended that all of the severance benefits payable under Sections 3.a. and 3.b. above constitute “short-term deferrals” within the meaning of Treasury Regulations Section 1.409A‑1(b)(4) and are, therefore, exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement will be construed to the greatest extent possible as consistent with that intent. It is further intended that the benefit under Section 3(c) of this Agreement be treated as exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(8). For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Employee’s right to receive any payments under this Agreement shall be treated as a right to receive separate payments and, accordingly, each payment hereunder shall at all times be considered a separate and distinct payment.
b.    Neither Employer nor Employee shall have any right to accelerate or defer the payment of compensation or other amounts hereunder if such acceleration or deferral would subject Employee to taxation under Code Section 409A.
c.     Any provision in this Agreement to the contrary notwithstanding, Employee acknowledges and agrees that neither Employer nor its subsidiaries, affiliates, owners, directors, managers, officers or other agents has the authority to make or has made any representation, warranty, covenant or commitment to Employee regarding the tax treatment of any compensation or other benefits provided to Employee, including without limitation any representation, warranty, covenant or commitment relating to Code Section 409A. Neither Employer, nor its subsidiaries, affiliates, owners, directors, managers, officers or other agents shall have any obligation or liability to reimburse or indemnify Employee for, or hold the Employee harmless from, any taxes imposed on Employee under the Code or otherwise

19.    Not an Admission. This Agreement is not an admission by any Party hereto that either has violated any contract, law, or regulation or that Employer or Employee has discriminated against the other or otherwise infringed on the other’s rights and privileges or done any other wrongful act.

20.    Entire Agreement. This Agreement constitutes the entire integrated understanding between the Parties regarding the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties with respect to the subject matter hereof. No promise, representation, warranty, or covenant not included in this Agreement has been or is relied upon by either Party.

21.    No Assignment of Claims. Except as allowed by Section 6 above, Employee represents that Employee has not made, and will not make, any assignment of Claim(s) released by this Agreement and that no other person or entity had or has any interest in any Claim(s) released by Employee under this Agreement. Employee agrees to indemnify and hold harmless Employer from any and all claims, demands, expenses, costs, attorney’s fees, and causes of action asserted by any person or entity due to a violation of this non-assignment provision.

22.    Headings. The headings contained in this Agreement are for ease of reference only and shall not limit or otherwise affect the interpretation of this Agreement.

23.    Attorney's Fees. If a civil action or other proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, costs, and expenses incurred, in addition to any other relief to which such party may be entitled, whether incurred before or after the filing of a civil action or the entry of judgment.

24.    Controlling Law. This Agreement shall be governed by the laws of the State of Utah. The Parties agree that any dispute between them, whether arising under this Agreement or the enforceability or interpretation thereof, shall be subject to the exclusive jurisdiction of the federal or state courts situated in the State of Utah, and each Party hereby submits itself to the personal jurisdiction of the courts situated in the State of Utah.

25.    Modification and Waiver. Notwithstanding any state or federal statutory or case law to the contrary, this Agreement may not be modified except by a document signed by Employer and Employee, whether or not such claimed modification is supported by separate consideration. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties.

26.    Successors. This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns, as applicable, of the respective Parties hereto.

27.    Severability. If a court of competent jurisdiction shall find that the provisions of Section 5 of this Agreement are unenforceable, whether in whole or in part, then Employer shall have the right, at its sole option, to rescind this Agreement and to cease any payments due and/or to recover from Employee all sums paid by Employer to Employee under Section 3 of this Agreement provided, however, that the provisions of this sentence shall not be enforceable to the extent prohibited by the Age Discrimination in Employment Act or other applicable law. Except as set forth in the immediately preceding sentence, if any part of this Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law.

28.    Cooperation.   Employee agrees to cooperate fully with Employer with respect to any investigation, legal proceeding, licensing or contract matter, or other similar matter that may arise following Employee’s separation, and Employee further agrees to be available to participate in and, if necessary, to give testimony, in any such matter.

29.    Knowing and Voluntary Execution. Employee acknowledges that Employee has read this Agreement carefully, has consulted with an attorney or other counsel of Employee’s choice or decided that Employee does not want to do so, and has had the opportunity to ask any questions Employee may have regarding this Agreement. Employee acknowledges that Employee fully understands the meaning and terms of this Agreement. Employee acknowledges that Employee has signed this Agreement voluntarily and of Employee’s own free will and that Employee is knowingly and voluntarily releasing and waiving all Claim(s) that Employee has or may claim to have against Employer to the full extent allowed by law.

30.    Consultation with Counsel. Employee acknowledges that Employee has been advised, by this Agreement, to consult an attorney or other counsel of Employee’s choice prior to signing this Agreement. Each Party hereto acknowledges that it has had the opportunity, if such Party so chooses, to consult with counsel of such Party’s choice prior to signing this Agreement. Each Party agrees that it shall be solely responsible for any attorney's fees incurred by that Party in the negotiation and execution of this Agreement.

31.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or other electronically delivered copies of signature pages to this Agreement shall be treated between the Parties as original signatures for all purposes.

EMPLOYEE
DATED: December 18, 2015            /s/ Rashelle Perry
Rashelle Perry

EMPLOYER
Merit Medical Systems, Inc.

DATED: December 19, 2015            By: /s/ Louise Bott
Louise Bott, V.P., Global Human Resources